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7961 SHAFFER PARKWAY
SUITE 5
LITTLETON, COLORADO 80127
TELEPHONE  (720) 981-1185
FAX  (720) 981-1186

                                      Trading Symbol:  VGZ
                                      Toronto and American Stock Exchanges


 __________________________________________________________ NEWS ______________

LAWSUIT AGAINST VISTA GOLD CORP. DISMISSED; TIMING OF SHARE CONSOLIDATION

DENVER, COLORADO MAY 22, 2002 -Vista Gold Corp. (TSE; AMEX -VGZ) is pleased to announce the dismissal of the United States Fidelity & Guarantee Company ("USF&G") lawsuit as described in the Corporation's press release of January 22, 2002 and in the Corporation's 2001 Form 10-KSB. Settlement and dismissal of this lawsuit, which comprised a payment of U.S. $791,433.82 to the United States Department of the Interior, Bureau of Land Management, in order to fulfill USF&G's surety obligation relative to the Mineral Ridge mine reclamation bond, was a requirement of the Corporation's previously announced private placement. As a result of the dismissal of this lawsuit, the U.S.$2,774,000 proceeds from the private placement of convertible debentures, the closing of which was announced on March 20, 2002, has been released from escrow to the Corporation.

While Vista maintains that it's liability with respect to the USF&G lawsuit was limited, it was a major impediment to Vista's efforts to attract new investment. "The negotiation to settle with USF&G was a business decision," said Jock McGregor, President and CEO, "and it proved to be a catalyst for the U.S. $2.8 million private placement. The Corporation is now well positioned to take advantage of rising investor interest in gold, and with our solid asset base, build the Corporation into the premier option-play on gold."

With respect to the previously announced consolidation of the Corporation's issued and outstanding common shares on a one for 20 basis, management expects that written instructions setting out the procedures for shareholders to surrender their existing common share certificates in exchange for new common share certificates will be sent to registered shareholders later this month and that, subject to regulatory approval, trading of the Corporation's common shares on a post-consolidation basis will commence in early June 2002.

Vista Gold Corp. is an international gold mining, development and exploration company based in Littleton Colorado. Its holdings include the Hycroft mine in Nevada, the Amayapampa project in Bolivia, and exploration projects in North and South America.






The statements that are not historical facts are forward-looking statements involving known and unknown risks and uncertainties that could cause actual results to vary materially from targeted results. Such risks and uncertainties include those described from time to time in the Corporation's periodic reports, including the annual report on Form 10-K, as amended, filed with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact Jock McGregor or Jack Engele at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com
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